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                                  EXHIBIT 10.17



                                MODIFICATION AND
                             RESTRUCTURING AGREEMENT

         THIS MODIFICATION AND RESTRUCTURING AGREEMENT (this "Agreement") is effective as of the 9th day of May, 2006, by and between MICHAEL GLAUSER, an individual ("Glauser"), BUSINESS RETAIL GROUP, LLC, a Utah limited liability company owned and/or controlled by Glauser ("BRG"), SPEAKING ROSES INTERNATIONAL, INC., a Utah corporation ("SRI"), and SPEAKING ROSES DEVELOPMENT CORPORATION, a Utah corporation and a wholly-owned subsidiary of SRI ("SRDC"). Glauser, BRG, SRI and SRDC are collectively referenced to herein as the "Parties", and each may individually be referred to herein as a "Party".

                                    RECITALS
                                    --------

         A. SRI and Glauser are parties to that certain Development and Employment Agreement dated as of June 1, 2005 (the "Development Agreement"), pursuant to which Glauser agreed (i) to act as an area development agent on behalf of SRI and its affiliates for the development of franchised operations throughout the State of Utah and in Clark County, Nevada (the "Territory") using a comprehensive retail floral business operating system (the "System"), and (ii) to provide certain services to SRI and SRI's affiliates as an employee of SRI.

         B. In furtherance of Glauser's rights under the Development Agreement, Glauser caused BRG to become a franchisee of SRDC (which holds the exclusive right to franchise the System) pursuant to the terms of SRDC's standard franchise agreement dated October 26, 2005 (the "Franchise Agreement").

         C. BRG's business operations under the System (the "Glauser Franchise") are operated from an approximately 1,300 square foot leased store-front located at 2104 South 700 East, Salt Lake City, Utah (the "Premises").

         D. The parties desire to amend certain terms and conditions of the Development Agreement and to terminate the Franchise Agreement, by entering into this Agreement.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1. Amendments Relating to Employment Relationship. The term of the employment relationship between SRI and Glauser described in Section 1 of the Development Agreement is hereby amended to provide for an extension of that term from June 1, 2006, through and including June 30, 2007, and shall continue thereafter as mutually agreed upon by SRI and Glauser. Glauser's salary and



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benefits, as described in Section 1.1 of the Development Agreement, shall remain unchanged through the extended term and Glauser shall be entitled to receive the benefits generally provided to similarly situated executives of SRI; provided, however, that SRI may terminate Glauser's employment prior to the expiration of the extended term if: (i) Glauser fails to perform his duties under Section 2 of the Development Agreement; (ii) Glauser is guilty of willful misconduct (as that action is defined and determined by SRI's Board of Directors in its sole discretion); (iii) Glauser is guilty of fraud, misappropriation, embezzlement or other acts of unlawful conduct or criminal conduct involving moral turpitude;
(iv) Glauser willfully and repeatedly fails to comply with a lawful written direction of SRI's Board of Directors; or (v) Glauser is absent from his duties for a continued period, where not excused by illness or disability.

         2. Purchase of Area Development Rights. Glauser's rights under the provisions of Section 3 of the Development Agreement (the "Development Rights") are hereby purchased by SRDC, and, except as otherwise specifically set forth herein, Glauser hereby relinquishes, disclaims and waives any rights in and to the Development Rights and any consideration that would otherwise accrue to him under the terms of the Development Rights, whether before or after the date hereof.

                  (a) Associated Foods Rights. SRI and Glauser hereby acknowledge that, as a result of the purchase of the Development Rights, Glauser has relinquished, waived and disclaimed any right to any contracts, negotiations or other arrangements to provide floral services to or for Associated Foods, Inc. (the "Associated Food Rights")

                  (b) Associated Foods Rights Management Obligation. Glauser shall act as manager on behalf of SRI (or its designee affiliate) of any point of sale locations arising from the Associated Foods Rights. Glauser's management obligations with respect to the Associated Foods Rights shall be deemed part of Glauser's employment obligations, as set forth in Section 2 of the Development Agreement (which section is hereby amended and modified to provide for such management obligations), and Glauser shall not be entitled to, and hereby waives, any additional consideration arising from such management obligations, either under the purchased Development Rights, or otherwise.

         3. Termination of BRG Relationship. Subject to the consummation of the Purchase, as described in Section 4 below, and pursuant to the provisions of, inter alia, Section 24 of the Franchise Agreement, upon the closing of the Purchase, the Franchise Agreement shall be deemed terminated, and all of the rights, preferences, privileges, duties and obligations of SRDC and Glauser under the Franchise Agreement (other than those obligations and duties which, by the terms of the Franchise Agreement, survive the termination of the Franchise Agreement) shall terminate.

                  (a) Waiver of Release Obligation. BRG and Glauser hereby acknowledge that, pursuant to the provisions of Section 18.12 of the Franchise Agreement, they are required to execute such documents, instruments and agreements as SRDC may reasonably request relating to the termination of the Franchise Agreement, and that such documents, instruments and agreements may include releases by BRG and Glauser of any and all claims against SRDC and its affiliates, including SRI relating to the Franchise Agreement. In further reliance upon Glauser's and BRG's representations to SRDC regarding the lack of


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any knowledge of BRG or Glauser of any claims against SRDC or its affiliates arising under the Franchise Agreement, and in reliance upon the anticipated continuing relationship between and among SRI, SRDC and Glauser, SRDC (on behalf of itself and its affiliates, including SRI) hereby waives any requirement for the execution by Glauser and/or the BRG of such releases at the closing of the Purchase.

                  (b)      Limitations on Waiver. The waiver set forth in
Section 3(a) shall be deemed to be a waiver by SRI under the provisions of
Section 18.12 of the Franchise Agreement only as of the date of closing of the Purchase, and shall not prohibit, limit or otherwise modify SRDC's right to request such releases at a later date.

         4. The Purchase. On or before the 1st of June 2006, SRDC, or its assignee (the "Purchaser"), shall acquire from BRG all of BRG's right, title and interest in and to the business and assets comprising the operations of the Franchise, including the BRG's interest in all assets, inventory, accounts receivable, the lease for the premises (which, in Purchaser's sole discretion, shall be in the form of either a sublease or assignment of BRG's rights in the lease to the Premises), contracts and all other assets comprising the business operations of the Franchise (the "Purchased Assets") in exchange for the payment by Purchaser of the sum of (i) One Hundred Thirty-Five Thousand Dollars ($135,000), plus (ii) the difference between Forty Thousand Dollars ($40,000) and the amount contained in the operating account of BRG on May 31, 2006, (less any amounts owing SRDC by BRG pursuant to the Franchise Agreement or other agreements as of the date hereof, plus any amounts owing to BRG by SRDC pursuant to the Franchise Agreement, other agreements, or the employment relationship between SRI and Glauser, as said amounts are set forth in Exhibit "A"), plus
(iii) the assumption by Purchaser of the liabilities set forth on Exhibit "B" hereto relating to the continuing operation of such assets (the "Purchase").

                  (a) Terms of Purchase. As of the closing of the Purchase, BRG represents and warrants to Purchaser, with the understanding the Purchaser is relying on the same and entering into this Agreement with respect to the Purchase as follows:

                           (i) BRG has taken all actions required by law, or otherwise, to authorize the execution, delivery and performance of this Agreement with respect to the Purchase;

                           (ii) The consummation of the transactions contemplated by the Purchase and the compliance by the BRG with its obligations to effect the Purchase will not, with or without giving of notice or the lapse of time, or both, conflict with or result in a breach of any agreement to which BRG is a party or by which it is bound relating to the assets to be so acquired, or result in the creation of any lien or charge on such assets, or the termination of, or give any contracting party the right to terminate, any agreements affecting those assets;

                           (iii) The sale of the assets pursuant to the terms of the Purchase do not require the consent or approval of any third party;

                           (iv) At the closing of the Purchase, BRG will deliver to the Purchaser good and marketable title to the assets so acquired, free and clear of all liens, taxes,


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                  mortgages, security interests, charges, demands, encumbrances, exceptions or adverse claims. At such closing, all of the assets will be located at the Premises and will be free from all defects or damage and in good operating condition, having been acquired and maintained by BRG in accordance with normal and good business practices. The accounts receivable portion of the assets arose in the ordinary course of the conduct of the BRG's business, are valid and enforceable, subject to no valid defense or offset, and can be collected in their full amount;

                           (v) There is no pending or threatened action, claim, proceeding or investigation against or relating to BRG, the assets being sold pursuant to the Purchase or the transactions being contemplated by the Purchase;

                           (vi) Purchaser will not be responsible for any fee or commission payable to any person acting on behalf of or for BRG in connection with the transactions contemplated by the Purchase; and

                           (vii) The assets that are the subject of the Purchase comprise all of the assets, materials, rights, contracts (other than the Franchise Agreement) and relationships used by BRG in the conduct of the Franchise business under the System as of the date of the closing of the Purchase.

                  (b) Actions Pending Purchase. Pending of the Closing of the Purchase, BRG and the Purchaser agree to cooperate to satisfy the following conditions precedent to such closing:

                           (i) The absence of any material adverse changes in the number, type, term or condition (financial or otherwise) of the assets that are the subject of the Purchase, or make up or condition of such assets between the date of this Agreement and the closing of the Purchase, and the absence of any material misrepresentations of BRG under this
                  Section 4 relating to the Purchase.

                           (ii) Between the date of this Agreement and the closing of the Purchase, BRG not entering into any agreements or contracts which would materially and adversely affect such assets or their value;

                           (iii) No order of any court or administrative or regulatory body restraining, enjoining or otherwise preventing the consummation of the Purchase or the sale of the assets subject to the terms of the Purchase;

                           (iv) BRG not incurring any obligations or liabilities (contingent or otherwise) or any brokerage or finder's fee or agent's commission or other similar payments in connection with the Purchase for which Purchaser will have any liability;

                           (v) BRG conducting the business in its ordinary course, consistent with past practice (including, in compliance with the terms of the Franchise Agreement) and not entering into any negotiations or binding commitments or


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                  agreements with any other person or entity regarding the sale of such assets (the effect of which would materially and adversely affect the Purchaser's interest in acquiring the assets pursuant to the Purchase), or the sale by the BRG or other disposition or encumbrance of any of the assets to any person except for the sale of the portions of the assets constituting inventory in the ordinary and normal course of business and consistent with past practice. BRG shall not engage any special activities which promote the sales of the inventory of the business on highly discounted terms or otherwise change the sales price of the inventory of the business, or discount or otherwise change its collection practices with respect to its accounts receivable, or violate, amend or otherwise change in any way the terms of the lease for the Premises or commence a lawsuit relating to or involving the assets, other than for routine collection of accounts receivable or for breach of this Agreement relating to the Purchase.

                  (c) Purchase Price. Unless otherwise agreed to by BRG and Purchaser, the cash portion of the purchase price for the Purchase shall be paid at the closing of the transactions contemplated by this Section 4.

         5. Consideration. In consideration of the purchase of the Development Rights under Section 2 above, SRDC shall pay to Glauser the following:

                  (a) Warrant. SRI shall issue to Glauser a warrant to acquire one hundred fifty thousand common shares of SRI at an exercise price of seventy-five cents ($.75) per share, which warrant shall vest on the first anniversary of the date hereof and shall expire on the tenth anniversary of the date hereof. The warrant, when prepared, shall be attached hereto as Exhibit "C."

                  (b) Area Development Payments. Upon the sale by SRDC of the area developments rights with respect to Clark County, Nevada, and Beaver, Emery, Garfield, Grand, Iron, Kane, Millard, Piute, San Juan, Sevier, Washington and Wayne Counties, Utah (the "Retained County Rights"), SRDC shall pay BRG fifteen thousand dollars ($15,000) in cash or other immediately available funds, and shall issue to BRG a promissory note in the amount of $60,000 (the "Note"). The Note shall be due and payable on the first anniversary of the date thereof; provided, however, that SRDC shall pay to BRG pursuant to the Note an amount equal to ten percent (10%) of the proceeds received by SRDC pursuant to the sale of area development rights during the period commencing on the date of the Note through and including the first anniversary of the date of the Note (as and when received by SRDC and following the lapse of any periods during which SRDC's receipt of those amounts is restricted, including as a result of SRDC's obligation to comply with certain franchising requirements).

                  (c) Appointment as Designated Trainer. SRDC shall appoint BRG, for a period of five years from the date hereof (subject to termination provisions to be hereafter mutually agreed upon by BRG and SRDC), as its exclusive training provider under the System, and BRG shall be entitled to receive (either directly from a prospective franchisee or license under the System or from SRDC, as determined by the terms of the Franchise Agreement or License Agreement for the prospective party in question) ninety percent (90%) of the training fees payable by such prospective franchisee, minus all costs incurred by SRDC pursuant to its obligations under this Section 5(c). BRG shall not cause such services to be performed by any person other than BRG or Glauser,


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whether by subcontract or otherwise. BRG shall be entitled to use SRDC's facilities for such training, free of cost. All training materials used, developed or employed by Glauser in such training shall be deemed the property of SRDC and BRG shall, at SRDC's request, execute such documents or conveyances as shall be appropriate in SRDC's opinion to vest title in such materials in SRDC. Any amounts to be paid by SRDC to BRG under this Section 5(c) shall be due on the tenth (10th) business day following their receipt by SRDC.

                  (d) SRI Option. SRI will maintain and provide to Glauser periodic grants under equity incentive plans providing for stock option grants (and that may provide for restricted stock, stock appreciation rights and other equity-based awards) on terms and conditions at least as favorable in all respects as SRI's historical practice. Glauser will participate in those plans on a basis appropriate for his position and at least equivalent to peer executives in SRII.

         6. Payment Review Rights. Concurrently with the delivery of any payment to Glauser under the provisions of Section 5(a) or 5(b), SRDC shall deliver to Glauser a report showing the basis for the calculation of such payment. Glauser shall have the right, at his sole cost and expense, to review SRDC's books and records to verify the accuracy of any such reports. If any such review shows a deficiency in such payments (or if SRDC fails to timely make a payment in accordance with the provisions of Sections 5(a) or 5(b)), interest shall accrue on the unpaid amount from the due date thereof and until its payment date at the prime rate (as determined by reference to the Wall Street Journal (Western Edition)) on the date of the application of the interest rate to the unpaid portion, plus two percent (2%).

         7. Utah Area Purchase Option. Upon the occurrence of the Purchase Event described below, BRG shall have the right, but not the obligation, to acquire from SRDC the development rights for the System for the State of Utah to the extent not theretofore sold by SRDC to an unaffiliated third party (the "Utah Rights"). The Utah Rights shall be limited to the right to employ business operations similar to the operations conducted by a Franchise operator under the System but shall include the right to utilize the Proprietary Marks, as described in the Franchise Agreement. Upon any acquisition by BRG of the Utah Rights, SRDC shall terminate its development activities for franchises or licenses within the State of Utah (provided, however, that SRDC shall not, after BRG's acquisition of the Utah Rights, be prohibited from taking any action with respect to the sale of embossed floral products within the State of Utah as is permitted under SRDC's franchise or license agreements (as then in effect), including with respect to National Accounts and Alternative Sales, as those terms are defined in the franchise and license agreements).

                  (a) Rights are Non-Exclusive. BRG acknowledges that the Utah Rights shall be subject to the rights of any then-existing rights of franchisees or licensees of SRDC within the State of Utah, including with respect to the Proprietary Marks and/or the System, and that the use of the Proprietary Marks and the System may not be exclusive to BRG. The purchase price for the Utah Rights shall be equal to the product of three (3) multiplied by EBITDA, as hereinafter defined, which shall be payable by BRG in cash at the closing of the purchase of the Utah Rights unless otherwise agreed to by SRDC. As used herein, "EBIDTA" means the net income of SRDC attributable to the Utah Rights during the most recent twelve month period preceding the date of calculation, plus the sum (without duplication) of any provision made by SRDC for the payment of taxes attributable to the Utah Rights with respect to such


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period, depreciation and amortization attributable to the Utah Rights recognized by SRDC, any interest expensed by SRCD attributable to the Utah Rights, and any extraordinary, non-operating or non-cash loss or expenses paid or incurred by SRDC attributable to the Utah Rights.

                  (b) Purchase Event. For purposes of this Section 7, the term "Purchase Events" shall mean the occurrence of SRDC becoming a debtor in a proceeding under the U.S. Bankruptcy Code, which proceeding is not opposed by SRCD or is not extinguished within sixty (60) days of its filing, or SRDC being adjudicated bankrupt, or if a bill in equity or other proceeding for the appointment of a receiver of SRDC or other custodian for SRDC's business or assets is filed and consented to by SRDC or approved by any court of competent jurisdiction, or if SRDC dissolves and its assets and operations are not assumed by an SRDC affiliate.

                  (c) Election and Closing. Glauser may exercise the purchase right granted under this Section 7 by providing notice of such election to SRDC, in writing, and in accordance with the provisions for notice set forth below. If Glauser elects to exercise the purchase rights, the closing of that purchase shall occur within sixty (60) days after SRDC receives the notice of that election or, if longer, on such timetable as is contained in the notice from Glauser to SRDC regarding the election (but in no such event shall the closing occur more than ninety (90) days following SRDC's receipt of notice).

                  (d)      Purchase Period. The purchase right described in this
Section 7 may be exercised by Glauser only during the period beginning as of the date of his receipt from SRDC of notice of the occurrence of a Purchase Event and for the ninety (90) day period thereafter ("Purchase Period"). SRDC shall provide prompt notice to Glauser of, and upon, the occurrence of any Purchase Event.

         8. Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by registered mail, (iii) sent by a recognized overnight delivery service, or
(iv) delivered by other means which affords the sender evidence of delivery, or of rejected delivery, to the respective party at the addresses shown on the signature lines of this Agreement. Any Party may designate a different address for notice hereunder by written notice to the other Parties. Any notice by a means which affords the sender evidence of delivery, or rejected delivery, shall be deemed to have been given at the date and time of receipt or rejected delivery.

         9. Entire Agreement and Amendment. This Agreement and the documents referred to herein constitute the entire, full, and complete agreement among the Parties concerning the subject matter hereof, and supersede all prior agreements. No other representations have the Parties to execute this Agreement. No amendment, change, or variance from this Agreement shall be binding on any Party unless mutually agreed to by the Parties affected by such amendments, changes or variance and executed by their authorized officers or agents in writing.

         10. Ratification. SRI and Glauser hereby ratify and affirm the Development Agreement, as modified by this Agreement.


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         11.      Severability And Construction.

                  (a) Severability. If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any party. If any court or other government authority shall determine any provision in this Agreement is not enforceable as written, the parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought and affords the parties the same basic rights and obligations and has the same economic effect. If any provision in this Agreement is held invalid or otherwise unenforceable by any court or other government authority or in any arbitration proceeding, such findings shall not invalidate the remainder of Agreement.

                  (b) Stricken Provisions. Each Party expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court or arbitrator may hold to be unenforceable in a final decision to which the Party is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

                  (c) Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

                  (d) Survival. All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive the expiration and/or termination of this Agreement.

         12.      Applicable Law And Dispute Resolution.


                  (a) Applicable Law. This Agreement shall be interpreted and construed under the laws of the State of Utah.

                  (b) Mediation. All controversies, disputes, and claims arising out of or related to this Agreement (including, but not limited to, any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void and any claim relating to events before the Agreement was executed) shall first be subject to non-binding mediation. All controversies, disputes, and claims not resolved by, or not subject to, the mediation process shall be resolved in accordance with the arbitration provisions set forth below. The parties acknowledge and agree that the following terms, conditions and limitations shall apply to mediation under this Agreement:

                           (i) If a Party is more than forty five (45) days past due in any payment to the other, the party to whom payment is due shall be free to commence or to pursue litigation at any time without engaging in the mediation process. Mediation shall not be required with respect to any claim or controversy that involves: (1) the ownership, validity, or use of the Proprietary Marks or the Technology


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                  (as defined in the Franchise Agreement); (2) any action
                  concerning the enforcement of the covenants set forth in this Agreement; or (3) mediation is not intended to alter or suspend the rights or obligations of the parties under this Agreement or to determine the validity or effect of any provision of this Agreement, but is intended to furnish the parties an opportunity to resolve disputes amicably, expeditiously and in a cost-effective manner on mutually acceptable terms. Additionally, nothing in this Section 12 shall bar the right of any Party to seek and obtain injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the mediation.

                           (ii) The non-binding mediation provided for hereunder shall be commenced by the party requesting mediation (the "complainant"), providing written notice of the request for mediation (the "request") to the party with whom mediation is sought (the "respondent"). The request shall specify with reasonable particularity the matter or matters on which nonbinding mediation is sought. A copy of the request shall be given by the complainant simultaneously to any Party is not a complainant or respondent.

                           (iii) Non-binding mediation hereunder shall be conducted by one (1) mediator. If the Parties to the mediation cannot, within thirty (30) days of the date on which the request was first provided to the respondent Party, agree in writing upon the selection of an individual to serve as the mediator, then SRI shall select and designate an individual to serve as the mediator. In such event, SRI shall send the other Parties written notice of its designation of the mediator within thirty-five (35) days of the date on which the request was first provided to the respondent.

                           (iv) Non-binding mediation hereunder shall be concluded within sixty (60) days of the issuance of the request or such longer period as may be agreed upon by the Parties to the mediation in writing (the "mediation termination date"). All aspects of the mediation process shall be treated as confidential, shall not be disclosed to others, and shall not be offered or admissible in any other proceeding or legal action whatsoever. Complainant and respondent shall each bear its own costs of mediation, and each shall bear one-half the cost of the mediator or mediation service.

                  (c) Arbitration. During the term of this Agreement, any claim or controversy arising out of or related to this Agreement (including, but not limited to, any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void and any claim relating to events before the Agreement was executed), shall be submitted to binding arbitration pursuant to this Section 12(c). Nothing in this section shall bar the right of any Party to seek and obtain injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration. The parties acknowledge and agree that any arbitration under this Agreement shall be conducted in accordance with the JAMS Endispute Arbitration Rules and Procedures for commercial disputes, which are in effect at the time the demand for arbitration is served (the "JAMS Procedures"), and the terms, conditions and


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limitations set forth below in this Agreement. In the event of any inconsistency between the JAMS Procedures and the terms set forth below, the terms set forth in this Agreement shall control.

                           (i) All arbitration proceedings shall be conducted in Utah, within the county in which SRI's principal place of business is located at the time the demand for arbitration is served. In rendering the award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of Utah. This provision might not be enforceable under certain state laws; however, the Parties acknowledge and agree that they fully intend to enforce the provisions of the arbitration section contained in this Agreement, including, but not limited to, the venue and choice of law clauses. The Parties believe that the Federal Arbitration Act preempts any state law purporting to limit arbitration. The Parties agree that the arbitration shall be conducted by one (1) arbitrator, who shall be a retired federal court judge. The arbitrator shall be selected in accordance with the JAMS Procedures.

                           (ii) The Parties shall be entitled to conduct discovery (i.e., investigation of facts through depositions or other means), which shall be governed by the Federal Rules of Civil Procedure (the "Rule" or "Rules") then in effect. However, the Parties need not comply with obviously inapplicable Rules (e.g., Rule 16). The response time set forth in the Rules for all written discovery or motions shall be reduced by one-half and the Parties shall complete all discovery within one hundred (100) days from the date the claimant filed his or its initial arbitration demand; provided, however, that the arbitrator shall have the authority, in his discretion, to extend or otherwise modify the applicable time periods. The arbitrator shall have all power and authority to order discovery, to modify the specific requirements and limitations of the Rules for good cause, to make and enter orders with regard to motions, and to enter a final and binding judgment. Rules 12 and 56 of the Rules shall apply to all motion practice conducted in the arbitration. The Parties further acknowledge and agree that the following terms, conditions and limitations shall apply to motions practices and discovery conducted as part of arbitration under this Agreement:

                                    (1)      Any demand for arbitration, answer,
                           counterclaims, and reply to counterclaims shall be prepared in accordance with the Rules.

                                    (2)      The arbitrator shall have the
                           authority, in its discretion, to increase the number of depositions allowed by the Parties beyond the limits set forth in the Rules.

                                    (3)      Depositions of any person,
                           including an expert witness, who is not a party to the arbitration shall be limited to seven (7) hours in duration. There shall not be a time limit on depositions of Parties to the arbitration.

                           (iii) The arbitrator shall have the right to award or include in an award relief in the form of compensatory damages, injunctive relief, specific performance, attorneys' fees and costs. The parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other in any arbitration proceeding, except for punitive or exemplary damages authorized by applicable federal law, in which case, the arbitrator shall have the right to award punitive or exemplary damages.

                           (iv)     The arbitrator shall produce a written
                  opinion.

                           (v) Judgment upon the award may be entered in any court of competent jurisdiction. The arbitrator shall be required to follow and apply the applicable law in reaching his/her decision, including applying the provisions of any applicable limitation on the period of time in which claims must be brought.

                           (vi)     In connection with any arbitration
                  proceeding required under this Agreement, each party shall submit or file any claim that would constitute a compulsory counterclaim (as defined by Rule 13 of the Rules) within the same proceeding as the claim to which it relates. Any compulsory counterclaim which is not submitted or filed in such proceeding shall be barred.

                           (vii) Arbitration shall be conducted on an individual, not a class-wide, basis. No Party hereto shall be entitled to consolidation of arbitration proceedings involving the Parties with those of any third party, nor shall the arbitrator or any court be empowered to order such consolidation.

                           (viii) Except as otherwise required by law, no Party nor the arbitrator may disclose (to anyone not party to the arbitration) the existence, content, or results of any arbitration hereunder, including the record of the arbitration hearing, without the prior written consent of all the parties to the arbitration.

                           (ix) Except as may be provided for to the contrary in the JAMS Procedures with respect to the costs of transcriptions of the arbitration hearing, all free and expenses of the arbitration shall be borne by the Parties to the arbitration equally. Each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs; provided, however, that the arbitrator shall have the authority, in its discretion, at the conclusion of the proceeding, to award costs and attorneys' fees to the prevailing Party or Parties.

                           (x) Any offer of settlement or compromise by a Party, whether made before or during the proceeding, shall not be admissible in the arbitration.

                           (xi) The arbitration shall be conducted in the English language.

                           (xii) This arbitration provision shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

                           (xiii) The process set forth under the JAMS Procedures for appeal of the arbitrator's final ruling shall be available if the Parties elect, under the JAMS Procedures, to adopt such additional process; provided, however, that the Parties agree that, notwithstanding anything to the contrary in the JAMS Procedures, any appeal shall be heard by a single arbitrator.

                  (d) Additional Terms. The parties further acknowledge and agree as follows:

                           (xiv) Any legal action brought in any court by any Party under this Agreement shall be brought only within the judicial district in which SRI has its principal place of business at the time the action or proceeding is initiated. The Parties waive all questions of personal jurisdiction and venue for purposes of carrying out this provision.

                           (xv) No right or remedy conferred upon or reserved to any Party by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy provided herein or permitted bylaw or equity, but each shall be cumulative of every other right or remedy.

                           (xvi) Each Party irrevocably waives trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by any of them against the other(s). Any and all claims and actions arising out of or relating to this Agreement, the relationship of the Parties, brought by any Party hereto against the other(s), whether in arbitration or in court, shall be commenced within two (2) years from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.

                           (xvii) Each Party hereby waives, to the fullest extent permitted by law, the right to or claim for any punitive or exemplary damages against the other(s), except for punitive or exemplary damages authorized by applicable federal law.

                  (e) No Waiver of Injunctive Relief. Nothing contained herein shall bar the right of any Party to seek and obtain injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, under the usual equity rules, including the applicable rules for obtaining restraining orders and injunctions. In any instance where a Party shall seek the remedy of injunctive relief, the seeking Party shall not be required to post any bond or surety therefore.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement in duplicate on the day and year first above written.

SPEAKING ROSES INTERNATIONAL, INC.

                                        By:         /s/ John Winterholler
                                                   -----------------------------
                                        Name:      John Winterholler
                                        Title:     President
                                        :          Address:
                                                   404 Ironwood Dr.
                                                   Salt Lake City, UT  84115
                                                   =============================

SPEAKING ROSES DEVELOPMENT CORPORATION.

                                        By:        /s/ John Winterholler
                                                   -----------------------------
                                        Name:      John Winterholler
                                        Title:     President
                                        :          Address:
                                                   404 Ironwood Dr.
                                                   Salt Lake City, UT  84115
                                                   =============================


                                        By:        /s/ Michael J. Glauser
                                                   -----------------------------
                                        Name:      Michael J. Glauser
                                        :          Address:
                                                   2290 S. Berkeley
                                                   Salt Lake City, UT  84109
                                                   -----------------------------

                                        BUSINESS RETAIL GROUP, LLC.

                                        By:         /s/ Michael J. Glauser
                                                    ----------------------------
                                        Name:       Michael J. Glauser
                                        Title:      Manager
                                        :           Address:
                                                    2290 S. Berkeley
                                                    Salt Lake City, UT  84109
                                                    ============================

                                   EXHIBIT "A"

              AMOUNTS OWED SRDC BY BRG AND AMOUNTS OWED BRG BY SDRC

                              Business Retail Group
                              d/b/a Speaking Roses
                               2104 South 700 East
                           Salt Lake City, Utah 84109
                                  801-466-ROSE

                Invoice to Speaking Roses Development Corporation
                -------------------------------------------------


Date                        Item                                        Price
----                        ----                                        -----

Oct       Five Advertising Banners                                    $   350.21
Nov       Grand Opening KSL Radio Ads                                 $   650.00
Nov       Grand Opening Banners                                       $   216.00
Nov       U of U Promotion                                            $ 1,250.00
Jan       Theater Promotion                                           $ 2,500.00
Nov-May   Arrangements to Investors, Partners, Shareholder, etc.      $ 2,449.65
Nov-May   Marketing Arrangements for PR Events - Bob Grove            $ 1,749.75
Nov-May   1/2 of Invoices Paid by Store to Ensign Floral              $ 3,297.51
Feb       U of U Promotion                                            $ 1,875.00
Feb       10,000 Coupons for Valentine's Day                          $   284.96
Feb       Wedding Show, Roses, Valentine's Coupons                    $ 1,200.00
Feb       Newspaper Agency Ad for Valentines                          $ 1,264.93
Feb       KSL Radio Ads and 25 Free Bouquets                          $   999.88
Feb       KODJ Radio Ads and 10 Free Bouquets                         $ 1,532.45
Feb       Three Banners on Stores                                     $   326.20
April     34 Bouquets and Elite Vases to Blockbuster Meeting
          in Dallas                                                   $ 2,719.66
May       Mothers' Day Radio Advertising                              $ 1,075.00
May       Mothers' Day Banners                                        $   216.00

                                                                      ----------

                                 Total Due Business Retail Group      $23,957.20

                                   EXHIBIT "B"

                       LIABILITIES ASSUMED IN THE PURCHASE

1.       The lease for the Premises including assumption of guarantee.

2.       Automobile purchase and lease.

3.       ______________________________________________

4.       ______________________________________________

5.       ______________________________________________

6.       ______________________________________________

7.       ______________________________________________

8.       ______________________________________________

                                   EXHIBIT "C"

                  WARRANT FOR GLAUSER TO ACQUIRE SHARES OF SRII

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